Exhibit 99.1

For Immediate Release:

Contact for The Lightstone Group:

Michael Paluszek 212 981 5149 / michael_paluszek@dkcnews.com

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II ACQUIRES ALOFT TUCSON UNIVERSITY FROM STARWOOD HOTELS

Lightstone continues growth with its premium-branded hotel strategy

NEW YORK – April 10, 2014 – Lightstone Value Plus Real Estate Investment Trust II, Inc. (“LVPRII”), a public, non-traded REIT sponsored by The Lightstone Group ("Lightstone"), a privately held real estate company, has acquired Aloft Tucson University from Starwood Hotels & Resorts Worldwide, Inc., for $19 million.

As part of the agreement, the 154-room hotel will be managed under a long-term agreement by Island Hospitality Management, Inc., one of the nation’s largest hotel management companies and continue to fly the Aloft brand flag.

The acquisition is part of a continuing and successful strategy by Lightstone, to pursue premium-branded select service hotels. It gives Lightstone a total of 19 hotels across 10 states, with more than 2,400 total keys.

“This is another premium-branded hotel that we identified to be in a strategic location and poised for growth,” said David Lichtenstein, Chairman and CEO of The Lightstone Group.  “It is adjacent to the University of Arizona campus, with a student population of approximately 40,000, as well as sports complexes. The hotel is also in close proximity to the University of Arizona Medical Center, downtown Tucson, and numerous corporate offices, and has good accessibility to the Tucson International Airport and Interstate 10. We believe this acquisition is representative of Lightstone’s ability to identify attractive investment opportunities.”

“We are extremely excited with our new partnership with The Lightstone Group as well as the opportunity to manage our first Aloft,” said Jeff Waldt, Executive Vice President, Development, for Island. With the Aloft, Island’s total managed portfolio increases to 80 hotels in 22 states and the District of Columbia.

Originally built in 1972, the seven-story hotel underwent a complete redevelopment prior to its re-opening in April 2013 as Aloft Tucson University. Located at 1900 East Speedway, hotel amenities include an outdoor Splash pool, the brand’s signature W XYZ® bar, a 24-hour fitness center and 1,723 square feet of flexible meeting space, ideal for both business meetings and social gatherings.

With Aloft Tucson University, LVPR II’s current portfolio of real estate assets includes seven premium-branded select service hotels in Massachusetts, New Jersey, Louisiana, Arkansas, Alabama and Arizona, with a total of 855 keys.

The current portfolio for Lightstone Value Plus Real Estate Investment Trust (LVPR) includes 12 premium-branded select service hotels with a total of 1,561 keys. Those hotels are located in Massachusetts, New Jersey, Louisiana, Arkansas, Alabama, Florida, Ohio and Iowa.

About LVPR II

LVPR II is a public, non-traded REIT sponsored by The Lightstone Group that offers shareholders an opportunity to invest in a diversified portfolio of real estate. For more information, visit www.lightstonecapitalmarkets.com.

About The Lightstone Group

The Lightstone Group, founded in 1988, is a privately held real estate company with one of the most diversified real estate portfolios in the United States. Today, Lightstone’s portfolio consists of more than 11,000 multifamily units, 8.1 million square feet of office, hotel, retail and industrial assets, and 12,000 fully-improved residential lots throughout the United States. Lightstone and its affiliates have been one of the largest developers of outlet shopping centers in the United States over the last 10 years. The company has owned, managed and developed 25 outlet centers totaling more than 8 million square feet. Lightstone is one of the most active residential developers in New York City with more than 1,600 rental units currently under development in Manhattan, Brooklyn and Queens. For more information, visit www.lightstonegroup.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions or variations thereof. These statements are based on LVPR II’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be materially different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements. Factors that may affect future results, including certain “risk factors”, are contained in LVPR II’s filings with the SEC, which are available at the SEC’s website at www.sec.gov.